UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 27, 2010

LIBERTY MEDIA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-33982	84-1288730
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Liberty Blvd.

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 875-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(d).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2010, Andrea L. Wong joined the board of directors of Liberty Media Corporation.  Following Ms. Wong’s election, Liberty Media has a total of 10 directors, divided among 3 classes, with Ms. Wong to serve as a Class III member with a term expiring at the annual meeting of stockholders in 2010, which is currently scheduled to occur on June 24, 2010.  The Liberty Media board has determined that Ms. Wong qualifies as an independent director for purposes of The Nasdaq Stock Market rules as well as applicable rules and regulations adopted by the Securities and Exchange Commission and will serve on each of the Compensation Committee and Nominating and Corporate Governance Committee of the board.

In connection with her election to the board, the board determined to grant Ms. Wong under Liberty Media’s 2002 Nonemployee Director Incentive Plan, as amended, 3,235 restricted shares of Series A Liberty Interactive common stock, 295 restricted shares of the Series A Liberty Starz common stock and 530 restricted shares of Series A Liberty Capital common stock in each case, as of May 10, 2010 (the first full trading day following the release of Liberty Media’s first quarter 2010 financial information).  The restricted shares will vest on the second anniversary of the grant date, or on such earlier date that Ms. Wong ceases to be a director because of death or disability, and will be forfeited if Ms. Wong resigns or is removed from the board before the vesting date.

Prior to joining our board, Ms. Wong most recently held the position of President and CEO of Lifetime Entertainment Services.

Item 7.01.  Regulation FD Disclosure

On April 29, 2010 Liberty Media Corporation announced the addition of Ms. Wong to the board of directors.  A copy of the press release attached hereto as Exhibit 99.1 is being furnished to the SEC under Item 7.01 of Form 8-K in satisfaction of the public disclosure requirements of Regulation FD.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Name

99.1	Press Release dated April 29, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2010

LIBERTY MEDIA CORPORATION

By:	/s/ Wade Haufschild
Name: Wade Haufschild
Title: Vice President

EXHIBIT INDEX

Exhibit No.	Name

99.1	Press Release dated April 29, 2010